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Exhibit 99.1

630 Fifth Avenue, Suite 3110 New York, NY 10111 Tel: (212) 319-2800 Fax: (212) 319-2808
4840 Pearl East Circle, Suite 300W Boulder, CO 80301 Tel: (303) 516-8500 Fax: (303) 530-1296

CONTACT:

NaPro BioTherapeutics, Inc.
L. Robert Cohen
Vice President, Investor Relations
(212) 218-8715

Investors:	Media:
Lilian Stern Stern Investor Relations (212) 362-1200	Lauren Mason Signova (210) 731-6644

For Immediate Release

NaPro to Sell Worldwide Generic Paclitaxel Business to Mayne Group Limited

        Boulder, Colo., August 26, 2003 - NaPro BioTherapeutics, Inc. (Nasdaq: NPRO) announced today that it has signed a definitive agreement, subject to the approval of NaPro's stockholders, to sell its worldwide generic injectable paclitaxel business to Faulding Pharmaceutical Co., a subsidiary of Mayne Group Limited, for $71.7 million plus outstanding receivables, all of which will be paid in cash upon the closing of the transaction. Out of the proceeds of the sale, NaPro will retire approximately $21.7 million in debt and payables owed to its development and marketing partner, Abbott Laboratories.

        The Company anticipates that the sale, which is subject to conditions customary in these types of transactions, will close in the fourth quarter of 2003. Under the terms of the agreement, Faulding will acquire NaPro's paclitaxel manufacturing assets, yew plantations, more than one hundred domestic and international issued and pending paclitaxel patents, a worldwide registration dossier, worldwide development and supply agreements, inventories, and related liabilities. NaPro will retain access to all its intellectual property not directly related to generic injectable paclitaxel.

        Wells Fargo Securities, LLC is advising NaPro in this transaction.

        In a related transaction, NaPro understands that Faulding has agreed to acquire Abbott Laboratories' marketing and distribution rights for NaPro paclitaxel in North America and along with it, Abbott Laboratories' holdings of two million shares of NaPro common stock. Upon the consummation of this sale NaPro will exit the generic paclitaxel business worldwide, and its development agreements with Abbott and Faulding will terminate.

        "The management and Board of NaPro believe NaPro's transaction with Faulding is in the best interests of all NaPro stockholders and will urge its approval by stockholders," stated Leonard Shaykin, Chairman and Chief Executive Officer of NaPro.

        "Subsequent to this sale, and after the retirement of debt to Abbott and other required obligations, NaPro will exit this calendar year with approximately $60 million dollars in cash on its balance sheet. We believe that the Company will have a controllable burn rate prior to incurring clinical expenses, a seasoned pharmaceutical research, development and clinical team, and an exciting pipeline of early oncology and genomic therapeutic products moving toward the clinic," continued Mr. Shaykin.

        "We anticipate that the proceeds of this sale will allow us to bring at least two new proprietary therapeutic candidates to the clinic. These have been developed internally and are the fruits of our research and development efforts in both oncology and "gene editing" over the last number of years.

        "We wish our good partner of ten years, Faulding Pharmaceutical, all success with their new acquisition and thank our stockholders for their support."

Conference Call

        NaPro BioTherapeutics will hold a conference call to discuss the paclitaxel sale on Tuesday, August 26, 2003, at 10am EDT. Participants may access the call by dialing 888-780-9648 for domestic callers, and 210-234-0087 for international callers, and providing the passcode NAPRO. A replay of the call can be accessed by visiting Napro's website at www.naprobio.com. To access the replay, please provide the reference code 1639275 and the passcode NAPRO.

About NaPro BioTherapeutics

        NaPro BioTherapeutics, Inc., is a life science company focused in two distinct therapeutic areas: the development of proprietary anti-cancer agents and the development of genomic therapies for inherited disease, primarily through the use of our novel "gene editing" technology.

Additional Information

        In connection with the proposed sale of assets to Faulding Pharmaceutical, NaPro will file a proxy statement with the Securities and Exchange Commission (SEC). Investors and security holders are urged to read the proxy statement when it becomes available as it will contain important information about NaPro, the proposed transaction and related matters. Investors and security holders will have access to free copies of the proxy statement (when available) and other documents filed with the SEC by NaPro through the sec web site at www.sec.gov. The proxy statement and related materials may also be obtained for free (when available) from NaPro by calling the company contact listed at the beginning of this release.

        NaPro and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of NaPro's stockholders in connection with the proposed transaction is set forth in NaPro's proxy statement for its 2003 annual meeting of stockholders, dated May 23, 2003 and filed with the SEC on May 27, 2003. Additional information will be set forth in the proxy statement when it is filed with the SEC.

Forward Looking Statements

        The statements in this news release that are not historical facts are forward-looking statements that represent management's beliefs and assumptions as of the date of this news release, based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "estimates," "may," "will," "should," "anticipated," "expected," "trusts" or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties as to which there can be no assurance, including, but not limited to the risk that the transaction announced with Faulding may not close because it is not approved by stockholders or otherwise or may be materially delayed, the costs of continuing development of any or all of the Company's development programs, the timing of when those programs will enter the clinic, the successful commercialization of the Company's platform technologies, the ability to obtain, maintain and enforce patents relating to the Company's technologies, the risk that developments in the Company's business will require new and unanticipated investment, the risk that the cash proceeds from the Faulding transaction, if realized, will not be sufficient to fund the Company's strategic plans for the development of new proprietary therapeutic candidates, the risk that the outcome of the discussions with TL Ventures regarding redemption of their debentures will reduce the proceeds available to us from the Faulding transaction and other factors as described under the caption "Risk Factors" or "Special Note Regarding Forward-Looking Statements" in the Company's filings with the SEC. These risks, uncertainties and other factors may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

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  Exhibit 99.1